EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Stock Incentive Plan of Secure Computing Corporation and the Secure Computing Corporation Amended and Restated Employee Stock Purchase Plan of our reports dated February 29, 2008, with respect to the consolidated financial statements and schedule of Secure Computing Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Secure Computing Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
July 30, 2008